Exhibit 99.1

GCI LIBERTY REPORTS

SECOND QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, August 10, 2020 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported second quarter 2020 results.  Headlines include(1):

●	Announced proposed combination with Liberty Broadband Corporation on August 6th
o	Stock-for-stock merger expected to close in first half of 2021, subject to potential COVID-19 related delays
●	GCI(2) revenue increased 5% compared to the second quarter of 2019
▪	GCI Consumer revenue up 5%
▪	GCI Business revenue up 6%
●	GCI operating income increased $22 million and Adjusted OIBDA(3) up 18%
●	Liquidity as of June 30th
▪	$552 million of cash and cash equivalents, including $88 million at GCI
▪	$271 million undrawn capacity under the GCI senior credit facility

"GCI continued to make substantial financial and operational progress during the quarter,” said GCI CEO, Ron Duncan. “Despite the challenges of serving our customers in the midst of a pandemic, we added 3,700 consumer cable modem customers during the quarter.  Our consumers responded to 5G service, faster speeds and improved coverage from our wireless network upgrades and we added 3,500 new consumer wireless subscribers sequentially.  These gains played an important role in our strong Adjusted OIBDA growth for the quarter.”

Corporate Update

On August 6, 2020, GCI Liberty and Liberty Broadband announced that they have entered into a definitive merger agreement under which Liberty Broadband has agreed to acquire GCI Liberty in a stock-for-stock merger (the

“Combination”). Additional information regarding the Combination can be found in the press release and presentation issued by GCI Liberty on August 6, 2020 which are available at ir.gciliberty.com/index.php/news-releases and www.gciliberty.com/events, respectively.

Note on COVID-19

GCI Liberty continues to monitor and assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. COVID-19 has not had a material impact on GCI Liberty’s operating results in the second quarter.

GCI has seen a substantial increase in network traffic since early March, with utilization stabilizing at approximately 25% greater than pre-COVID-19 levels. The network continues to perform well despite higher levels of traffic. To assist Alaskans impacted by the COVID-19 pandemic, GCI launched several offers in March, providing free entry-level cable modem internet plans for new customers and free upgrades for existing customers through June 30, 2020. GCI worked directly with the Department of Education and Early Development and the Alaska Council of School Administrators to offer entry-level data plans with Wi-Fi equipment to K-12 students and teachers for free until June 30, 2020. GCI also participated in the Federal Communications Commission's ("FCC") Keep Americans Connected Pledge, pausing disconnects and waiving late fees for residential and small business customers impacted by COVID-19 and opening its Wi-Fi hotspots to any American in need of them. Additionally, the State of Alaska has restricted GCI from charging late fees to or disconnecting residential customers impacted by COVID-19 until November 15, 2020 or the end of the public health emergency. The following discussion includes the impact of GCI's COVID-19 related offers and programs on financial results and subscriber metrics.

GCI Liberty is in compliance with all debt covenants as of June 30, 2020. GCI's leverage, as defined in its credit agreement, was 4.2x, versus a maximum allowable leverage of 6.5x.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2020 to financial information for the same period in 2019.

GCI

The following table provides GCI’s operating metrics and financial results for the second quarter of 2019 and 2020.

	2Q19	2Q20	% Change
(amounts in thousands, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$106,968	$112,047	5%
Business	104,011	110,534	6%
Total revenue	$210,979	$222,581	5%

Operating income (loss)	$(7,201)	$14,806	306%
Operating income margin (%)	(3.4)%	6.7%	1,010	bps

Adjusted OIBDA(a)	$66,121	$78,045	18%
Adjusted OIBDA margin(a) (%)	31.3%	35.1%	380	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$39,915	$42,327	6%
Data	41,457	45,416	10%
Video	21,049	20,461	(3)%
Voice	4,547	3,843	(15)%
Total revenue	$106,968	$112,047	5%
Operating Metrics
Wireless:
Revenue generating lines in service(b)	181,400	179,400	(1)%
Non-revenue generating lines in service(c)	9,800	3,600	(63)%
Wireless lines in service	191,200	183,000	(4)%
Data:
Revenue generating cable modem subscribers(d)	124,100	134,900	9%
Non-revenue generating cable modem subscribers(e)	-	800	NM
Cable modem subscribers	124,100	135,700	9%
Video:
Basic subscribers	84,100	77,700	(8)%
Homes passed	253,400	253,400	-%
Voice - Total access lines in service(f)	42,200	38,200	(9)%

GCI Business
Financial Metrics
Revenue
Wireless	$23,726	$21,035	(11)%
Data	64,628	73,756	14%
Video	3,988	4,427	11%
Voice	11,669	11,316	(3)%
Total revenue	$104,011	$110,534	6%
Operating Metrics
Wireless - Revenue generating lines in service(b)	21,400	25,000	17%
Data - Revenue generating cable modem subscribers(d)	9,000	8,700	(3)%
Voice - Total access lines in service(f)	35,600	33,500	(6)%

a)	See reconciling schedule 1.

b)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.
c)	A non-revenue generating wireless line in service is defined as a data-only line with no monthly fee for services.
d)

A revenue generating cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

e)	A non-revenue generating cable modem subscriber is defined by the provision of basic cable modem service as a promotion to aid those impacted by COVID-19.
f)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue increased due to growth in consumer and business revenue. Operating income (loss) and Adjusted OIBDA improved meaningfully due to revenue growth and lower selling, general and administrative expense. Expense declined due to cost containment initiatives and lower health care costs as employees limited elective medical procedures due to COVID-19.

GCI Consumer

Consumer revenue grew in the second quarter with wireless and data revenue gains more than offsetting losses in video and voice. Wireless revenue growth was driven by higher plan revenue. Data revenue growth was due to higher subscriber counts. Wireless and data revenue generating subscriber counts also increased on a sequential basis. Video revenue declined due to a lower number of subscribers, partially offset by higher prices. Voice revenue decreased due to subscriber declines.

GCI Business

GCI Business revenue increased in the second quarter due to higher data and video revenue. Data revenue increased primarily from increases in the government, health and education businesses. Video revenue increased slightly due to higher political advertising revenue. Voice revenue declined slightly due to fewer subscribers. Wireless revenue declined due to lower backhaul revenue and grant revenue, partially offset by higher roaming.

Capital Expenditures

Year to date, GCI has spent $62 million on capital expenditures, excluding capitalized interest and accrued capital expenditures from 2019. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks.

Share Repurchases

GCI Liberty did not repurchase shares from May 1, 2020 through July 31, 2020. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES

1)

GCI Liberty’s President and CEO, Greg Maffei, will discuss these headlines and other matters on GCI Liberty's earnings conference call which will begin at 11:15 a.m. (E.D.T.) on August 10, 2020.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)

GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.

3)	For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY FINANCIAL METRICS

(amounts in millions)	2Q19	2Q20
Revenue
GCI Holdings	$210,979	$222,581
Corporate and other	6,587	2,239
Total GCI Liberty Revenue	$217,566	$224,820

Operating Income (Loss)
GCI Holdings	$(7,201)	$14,806
Corporate and other	(9,052)	(12,146)
Total GCI Liberty Operating Income (Loss)	$(16,253)	$2,660

Adjusted OIBDA
GCI Holdings	$66,121	$78,045
Corporate and other	(5,511)	(9,832)
Total GCI Liberty Adjusted OIBDA	$60,610	$68,213

NOTES

The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Forms 10-Q for the three months ended March 31, 2020 and June 30, 2020.

Fair Value of Public Holdings

(amounts in millions)	3/31/2020	6/30/2020
Charter(1)	$2,338	$2,733
Liberty Broadband(1)	4,726	5,291
LendingTree(2)	632	997
Total	$7,696	$9,021

(1)

Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)

Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $165 million and $166 million at March 31, 2020 and June 30, 2020, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2020	6/30/2020
Cash and Cash Equivalents:
GCI	$82	$88
Corporate and other	487	464
Total GCI Liberty Consolidated Cash	$569	$552

Debt:
Senior Notes	$775	$775
Senior Credit Facility	512	511
Finance Leases and Other(1)	109	107
Total GCI Debt	$1,396	$1,393

Margin Loan	$1,300	$1,300
1.75% Exchangeable Senior Debentures due 2046	477	477
Total Corporate Level Debt	$1,777	$1,777

Total GCI Liberty Debt	$3,173	$3,170
Fair market value adjustment and deferred loan costs	143	196
Finance leases and tower obligation (excluded from GAAP Debt)	(102)	(100)
Total GCI Liberty Debt (GAAP)	$3,214	$3,266

Other Financial Obligations:
Indemnification Obligation(2)	$180	$215
Preferred Stock(3)	178	178

GCI Leverage(4)	4.4x	4.2x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.
(2)

Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)

Preferred shares have a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following the twenty-first anniversary of the March 8, 2018 auto conversion. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash declined in the quarter as an increase in cash at GCI was more than offset by corporate expense. GCI cash increased as cash from operations more than offset capital expenditures. Both GCI Liberty and GCI debt were flat for the quarter.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures. The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of June 30, 2020, a holder of the LI LLC Charter exchangeable debentures does have the ability to exchange, and accordingly, the indemnification obligation has been classified as a current liability.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 11:15 a.m. (E.D.T.) on August 10, 2020.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 3591435, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to www.gciliberty.com/events.  Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, the Combination, the impact of COVID-19, Alaska's economy, the launch of new products and services, indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, the satisfaction of conditions to the Combination, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Forms 10-K and Forms 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell securities of Liberty Broadband or GCI Liberty. The offer and sale of shares in the Combination will only be made pursuant to Liberty Broadband’s effective registration statement. Liberty Broadband’s stockholders, GCI Liberty’s stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus to be filed regarding the Combination and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the Combination. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Broadband Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5700 or to GCI Liberty, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5900.

Participants in the Solicitation

Liberty Broadband and GCI Liberty and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the Combination. Information about Liberty Broadband’s directors and executive officers is available in Liberty Broadband’s definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 10, 2020. Information about GCI Liberty’s directors and executive officers is available in GCI Liberty’s definitive proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 10, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the Combination when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Liberty Broadband and GCI Liberty as indicated above.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, insurance proceeds, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

GCI Liberty believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other

GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income (loss) to its Adjusted OIBDA for the three months ended June 30, 2019 and June 30, 2020, respectively.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q19	2Q20
GCI Holdings
Operating Income (Loss)	$(7,201)	$14,806
Depreciation and amortization	65,177	60,543
Stock-based compensation	3,927	2,696
Insurance proceeds and restructuring, net	4,218	—
Adjusted OIBDA	$66,121	$78,045

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for GCI Liberty for the three months ended June 30, 2019 and June 30, 2020, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q19	2Q20
GCI Liberty
GCI Liberty Operating Income (Loss)	$(16,253)	$2,660
Stock-based compensation	6,754	4,393
Insurance proceeds and restructuring, net	4,218	—
Depreciation and amortization	65,891	61,160
Consolidated GCI Liberty Adjusted OIBDA	$60,610	$68,213
GCI Holdings	$66,121	78,045
Corporate and other	(5,511)	(9,832)

GCI LIBERTY, INC. AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2020	2019
	amounts in thousands,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$551,595	569,520
Trade and other receivables, net of allowance for doubtful accounts of $7,102 and $7,516, respectively	94,820	114,435
Other current assets	35,295	43,868
Total current assets	681,710	727,823
Investments in equity securities	2,738,284	2,605,293
Investments in affiliates, accounted for using the equity method	167,121	167,643
Investment in Liberty Broadband measured at fair value	5,290,841	5,367,242
Property and equipment, net	1,056,516	1,090,901
Intangible assets not subject to amortization
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Other	41,500	41,500
	1,202,337	1,202,337
Intangible assets subject to amortization, net	369,581	391,979
Tax sharing receivable	87,258	84,534
Other assets, net	339,482	295,693
Total assets	$11,933,130	11,933,445

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$108,410	92,893
Deferred revenue	25,714	27,886
Current portion of debt, including $660,963 and $0 measured at fair value, respectively	664,087	3,008
Indemnification obligation	214,671	202,086
Other current liabilities	71,114	69,149
Total current liabilities	1,083,996	395,022
Long-term debt, net, including $0 and $658,839 measured at fair value, respectively	2,602,296	3,263,210
Obligations under finance leases and tower obligations, excluding current portion	94,984	97,507
Long-term deferred revenue	51,945	57,986
Deferred income tax liabilities	1,531,407	1,527,109
Preferred stock	178,066	178,002
Derivative instrument	61,437	71,305
Other liabilities	118,744	133,020
Total liabilities	5,722,875	5,723,161
Equity
Stockholders’ equity:
Series A common stock, $0.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,328,441 shares at June 30, 2020 and 101,306,716 shares at December 31, 2019	1,013	1,013

Series B common stock, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,488,674 shares at June 30, 2020 and 4,437,593 shares at December 31,2019	45	44
Series C common stock, $0.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	3,227,258	3,221,885
Accumulated other comprehensive earnings (loss), net of taxes	14,767	(4,084)
Retained earnings	2,958,423	2,982,626
Total stockholders' equity	6,201,506	6,201,484
Non-controlling interests	8,749	8,800
Total equity	6,210,255	6,210,284
Commitments and contingencies
Total liabilities and equity	$11,933,130	11,933,445

GCI LIBERTY, INC. AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2020	2019
	amounts in thousands, except per share amounts
Revenue	$224,820	217,566
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	70,838	68,432
Selling, general and administrative, including stock-based compensation	90,162	95,278
Depreciation and amortization expense	61,160	65,891
Insurance proceeds and restructuring, net	—	4,218
	222,160	233,819
Operating income (loss)	2,660	(16,253)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(34,387)	(40,386)
Share of earnings (losses) of affiliates, net	2,238	(1,068)
Realized and unrealized gains (losses) on financial instruments, net	860,867	679,098
Tax sharing agreement	14,444	7,452
Other, net	(242)	11,596
	842,920	656,692
Earnings (loss) before income taxes	845,580	640,439
Income tax (expense) benefit	(234,952)	(181,395)
Net earnings (loss)	610,628	459,044
Less net earnings (loss) attributable to the non-controlling interests	(26)	—
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$610,654	459,044
Basic net earnings (loss) attributable to Series A and Series B GCI Liberty, Inc. shareholders per common share	$5.79	4.38
Diluted net earnings (loss) attributable to Series A and Series B GCI Liberty, Inc. shareholders per common share	$5.76	4.34

GCI LIBERTY, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2020	2019
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(21,274)	1,137,530
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	124,168	133,569
Stock-based compensation expense	6,868	12,385
Share of (earnings) losses of affiliates, net	(1,531)	4,364
Realized and unrealized (gains) losses on financial instruments, net	(26,875)	(1,688,698)
Deferred income tax expense (benefit)	(1,572)	450,793
Other, net	1,472	(6,398)
Change in operating assets and liabilities:
Current and other assets	(18,905)	43,222
Payables and other liabilities	(14,772)	(30,016)
Net cash provided (used) by operating activities	47,579	56,751
Cash flows from investing activities:
Capital expended for property and equipment	(67,382)	(70,866)
Proceeds from derivative instrument	—	105,866
Settlement of derivative instrument	—	(105,866)
Other investing activities, net	1,088	4,540
Net cash provided (used) by investing activities	(66,294)	(66,326)
Cash flows from financing activities:
Borrowings of debt	—	325,000
Repayment of debt, finance leases and tower obligations	(4,409)	(332,071)
Repurchases of GCI Liberty common stock	—	(43,910)
Other financing activities, net	(1,281)	(7,866)
Net cash provided (used) by financing activities	(5,690)	(58,847)
Net increase (decrease) in cash, cash equivalents and restricted cash	(24,405)	(68,422)
Cash, cash equivalents and restricted cash at beginning of period	576,150	492,032
Cash, cash equivalents and restricted cash at end of period	$551,745	423,610